Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Proxy Statement and Prospectus of Palmer Square Funds Trust and to the use of our report dated August 29, 2024 on the financial statements and financial highlights of Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is also incorporated by reference into the Combined Proxy Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 11, 2025